Exhibit 99.4

POWER OF ATTORNEY

Wilks Brothers, LLC (“Wilks”), incorporated and existing under the laws of Texas, with filing number 801427642, having its registered address at PO Box 984, Cisco, Texas 76437, represented by Dan H. Wilks, Manager, hereby authorizes Matt Wilks to represent Wilks to execute on Wilks’s behalf all SEC forms (including any amendments thereto) that Wilks may be required to file with the United States Securities and Exchange Commission and any other actions in connection with the above, as a result of Wilks’s position with, or ownership of, or transactions in securities by or on behalf of Wilks with any of the entities listed in the attached Schedule “A”. The authority of such individual under this Statement shall continue for as long as Wilks is required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to Wilks. I hereby acknowledge that such individual is not assuming any of Wilks’s responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934.

/s/ Dan Wilks
By: Dan Wilks, Manager
Date: 10/15/20

Schedule A

LIST OF ENTITIES

1.	*

2.	*

3.	*

4.	Dawson Geophysical Company

5.	*

6.	*

7.	*

8.	*

9.	*

*	Issuer redacted.